Unaudited Condensed Interim Consolidated Financial
Statements

For the three month periods ended

March 31, 2021 and 2020

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying unaudited condensed interim consolidated financial statements of CGX Energy Inc. (the "Company") are the responsibility of the management and Board of Directors of the Company.

The unaudited condensed interim consolidated financial statements have been prepared by management, on behalf of the Board of Directors, in accordance with the accounting policies disclosed in the notes to the unaudited condensed interim consolidated financial statements. Where necessary, management has made informed judgments and estimates in accounting for transactions which were not complete at the statement of financial position date. In the opinion of management, the unaudited condensed interim consolidated financial statements have been prepared within acceptable limits of materiality and are in accordance with International Accounting Standard 34 Interim Financial Reporting of International Financial Reporting Standards using accounting policies consistent with International Financial Reporting Standards appropriate in the circumstances.

Management has established systems of internal control over the financial reporting process, which are designed to provide reasonable assurance that relevant and reliable financial information is produced.

The Board of Directors is responsible for reviewing and approving the unaudited condensed interim consolidated financial statements together with other financial information of the Company and for ensuring that management fulfills its financial reporting responsibilities. An Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the financial reporting process and the unaudited condensed interim consolidated financial statements together with other financial information of the Company. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the unaudited condensed interim consolidated financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company's affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

Toronto, Canada

May 3, 2021

"Suresh Narine"	"Tralisa Maraj"

Suresh Narine	Tralisa Maraj
Executive Chairman and Executive Director	Chief Financial Officer
(Guyana)

CGX Energy Inc.

Unaudited Condensed Interim Consolidated Statements of Financial Position
(US$'s)

As at,	March 31,	December 31,
	2021	2020
	$	$
Assets
Current assets
Cash and cash equivalents (note 6)	8,352,201	11,820,059
Trade receivables and other assets (note 7)	327,160	222,846
Farm in partner receivable (note 10)	-	149,306
Total current assets	8,679,361	12,192,211

Property, plant and equipment (note 8)	8,683,969	8,359,523
Exploration and evaluation expenditures (notes 9 and 16)	21,209,793	18,624,779
Total assets	38,573,123	39,176,513

Liabilities
Current liabilities
Trade and other payables (notes 9, 10, and 11)	15,336,562	14,580,589
Farm in partner advances (note 10)	78,299	-
Total liabilities	15,414,861	14,580,589

Shareholders' equity
Share capital (note 13)	296,458,932	296,458,932
Reserve for share based payments (note 14)	26,322,000	25,993,000
Deficit	(299,622,670)	(297,856,008)
Total shareholders' equity	23,158,262	24,595,924
Total liabilities and shareholders' equity	38,573,123	39,176,513

Nature of operations and going concern uncertainty (note 1)

Commitments and contingencies (notes 8, 9, and 16)

Subsequent events (note 9, 17)

Approved on behalf of the Board of Directors on May 3, 2021:

("Signed" Suresh Narine)	("Signed" Dennis Mills)
_________________________, Director	_____________________________, Director
Suresh Narine	Dennis Mills

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

CGX Energy Inc.

Unaudited Condensed Interim Consolidated Statements of Comprehensive (Loss) Income

(US$'s)

Three month periods ended March 31,	2021	2020
	$	$

Operating expenses
General and administrative (notes 8 and 10)	317,484	316,976
Management and consulting (note 10)	470,247	493,475
Interest expense (notes 9 and 10)	139,892	141,447
Professional fees	586,491	80,352
Share based payments (notes 10, 13 and 14)	329,000	1,312,000
Shareholder information	44,995	51,570
Foreign exchange (gain) loss	(27,514)	411,478
	(1,860,595)	(2,807,298)

Indirect revenue from farm in partner (note 10)	93,933	11,959
Gain on revaluation of warrant liability (note 12)	-	2,858,000
Net (loss) income and comprehensive (loss) income	(1,766,662)	62,661

Basic net (loss) income per share	(0.01)	0.00
Diluted net (loss) income per share	(0.01)	0.00

Weighted average number of shares (000's) - basic	287,588	272,579
Weighted average number of shares (000's) - diluted	287,588	279,536

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

CGX Energy Inc.

Unaudited Condensed Interim Consolidated Statements of Changes in Equity (Deficit)
(US$'s)

	Share Capital		Reserves
	Number of		Share
	Shares	Amount	based	Deficit	Total
Balance at December 31, 2019	272,579,636	$287,258,904	$23,199,999	$(292,359,628)	$18,099,275
Shares issued on exercise of warrants	15,009,026	4,864,028	-	-	4,864,028
Fair value of warrant liability transferred on exercise of warrants	-	4,336,000	-	-	4,336,000
Share based payments	-	-	2,793,001	-	2,793,001
Net loss and comprehensive loss for the year	-	-	-	(5,496,380)	(5,496,380)
Balance at December 31, 2020	287,588,662	$296,458,932	$25,993,000	$(297,856,008)	$24,595,924
Share based payments	-	-	329,000	-	329,000
Net loss and comprehensive loss for the period	-	-	-	(1,766,662)	(1,766,662)
Balance at March 31, 2021	287,588,662	$296,458,932	$26,322,000	$(299,622,670)	23,158,262

Balance at December 31, 2019	272,579,636	$287,258,904	$23,199,999	$(292,359,628)	$18,099,275
Share base payments	-	-	1,312,000	-	1,312,000
Net income and comprehensive income for the period	-	-	-	62,661	62,661
Balance at March 31, 2020	272,579,636	$287,258,904	$24,511,999	$(292,296,967)	$19,473,936

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

CGX Energy Inc.

Unaudited Condensed Interim Consolidated Statements of Cash Flow
(US$'s)

Three month period ended March 31,	2021	2020
Operations	$	$
Net (loss) / income for the period	(1,766,662)	62,661
Adjustments to reconcile net (loss) / income for the period to cash flow from operating activities:
Unrealized foreign exchange (gain) / loss	(27,514)	411,478
Amortization	2,810	2,186
Share based payments	329,000	1,312,000
Interest accretion on trade and other payables, loans and convertible debentures payable to related party	139,892	141,447
Gain on revaluation of warrant liability	-	(2,858,000)
Net change in non-cash working capital items:
Trade receivables and other assets	(104,314)	39,010
Trade and other payables	158,882	(64,365)
Farm in partner advances	227,605	102,850
Cash flow (used in) operating activities	(1,040,301)	(850,733)
Investing
Purchases of exploration and evaluation expenditures	(2,245,392)	(2,459,270)
Purchases of property, plant and equipment	(209,679)	(192,209)
Cash flow (used in) investing activities	(2,455,071)	(2,651,479)

Net decrease in cash and cash equivalents	(3,495,372)	(3,502,212)
Effect of exchange rate changes on cash held in foreign currencies	27,514	(411,478)
Cash and cash equivalents at beginning of period	11,820,059	15,821,285
Cash and cash equivalents at end of period	8,352,201	11,907,595

Supplementary Information
Interest paid	-	-
Income tax paid	-	-

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

General

CGX Energy Inc. ("CGX" or the "Company") is incorporated under the laws of Ontario. The Company's head office is located at 333 Bay Street, Suite 1100, Toronto, Ontario, M5H 2R2. Its principal business activity is petroleum and natural gas exploration offshore the Cooperative Republic of Guyana, South America ("Guyana").

1. Nature of operations and going concern uncertainty

The Company is in the process of exploring and evaluating petroleum and natural gas properties in the Guyana Suriname basin in South America and construction of a deep water port on the Berbice river in Guyana. The business of petroleum and natural gas exploration involves a high degree of risk and there can be no assurance that the Company's exploration programs will result in profitable operations. In addition, there is no guarantee that the Company will be able to secure the necessary financing to complete the deep water port project or be able to operate it profitably. The amounts shown as exploration and evaluation expenditures include acquisition costs and are net of any impairment charges to date; these amounts are not necessarily representative of present or future cash flows. The recoverability of the Company's exploration and evaluation expenditures is dependent upon the discovery of economically recoverable petroleum and natural gas reserves; securing and maintaining title and beneficial interest in the properties; the ability to obtain the necessary financing to complete exploration, development and construction of processing facilities; obtaining certain government approvals and attaining profitable production or alternatively, upon the Company's ability to farm-out its interest on an advantageous basis; all of which are uncertain.

The Company has a history of operating losses and as at March 31, 2021 had a working capital deficiency of $6,735,500 (December 31, 2020 - $2,388,378) and an accumulated deficit of $299,622,670 (December 31, 2020 - $297,856,008). The ability of the Company to continue as a going concern is dependent on securing additional required financing through issuing additional equity or debt instruments, the sale of Company assets, securing a joint farm-out for its Petroleum Production Licences ("PPLs"), or securing a partner for the deep water port project. As a result and given the Company's capital commitment requirements under the Company's PPLs outlined in note 9, the Company does not have sufficient cash flow to meet its operating requirements for the 12 month period from the statement of financial position date. While the Company has been successful in raising financing in the past and believes in the viability of its strategy and that the actions presently being taken provide the best opportunity for the Company to continue as a going concern, there can be no assurances to that effect. As a result there exist material uncertainties which cast significant doubt as to the Company's ability to continue as a going concern.

The Company's PPLs title may be subject to government licensing requirements or regulations, unregistered prior agreements, unregistered claims, and non-compliance with regulatory, environmental and social requirements.

These unaudited condensed interim consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern. Accordingly, they do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business and at amounts different from those in the accompanying unaudited condensed interim consolidated financial statements. Such adjustments could be material. It is not possible to predict whether the Company will be able to raise adequate financing or to ultimately attain profitable levels of operations.

During the periods ended March 31, 2021 and 2020, COVID-19 significantly impacted Canada, Guyana and the global economy, which impact continues after March 31, 2021 as well. If the impacts of COVID-19 continue for a significant extended period, there could be further impacts on the Company. At this time, the full potential impact of COVID-19 on the Company is unknown.

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

2. Basis of preparation

2.1 Statement of compliance

These unaudited condensed interim consolidated financial statements, including comparatives, have been prepared in accordance with International Accounting Standards ("IAS") 34 'Interim Financial Reporting' ("IAS 34") using accounting policies consistent with the International Financial Reporting Standards ("IFRS") issued by the International Accounting Standards Board ("IASB") and Interpretations of the International Financial Reporting Interpretations Committee ("IFRIC").

2.2 Basis of presentation

These unaudited condensed interim consolidated financial statements were authorized by the Board of Directors of the Company on May 3, 2021.

The notes herein include only significant transactions and events occurring since the Company's last fiscal year end and are not fully inclusive of all matters required to be disclosed in the annual audited consolidated financial statements. Accordingly, these unaudited condensed interim consolidated financial statements should be read in conjunction with our most recent annual audited financial statements for the year ended December 31, 2020.

New standards, interpretations and amendments adopted by the Company

The accounting policies adopted in the preparation of the unaudited condensed interim consolidated financial statements are consistent with those followed in the preparation of the Company's annual consolidated financial statements for the year ended December 31, 2020.

2.3 Use of management estimates, judgments and measurement uncertainty

The preparation of these unaudited condensed interim consolidated financial statements requires management to make judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting years. Such estimates primarily relate to unsettled transactions and events as at the date of the consolidated financial statements.

On an ongoing basis, management evaluates its judgments and estimates in relation to assets, liabilities, revenue and expenses. Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgments and estimates. Actual outcomes may differ from these estimates under different assumptions and conditions.

In March 2020, the World Health Organization declared the coronavirus outbreak a pandemic. The spread of COVID-19 has resulted in a challenging economic environment, with more volatile commodity prices, foreign exchange rates, and long-term interest rates. It remains difficult to reliably estimate the length or severity of these developments and their financial impact. As there are many variables and uncertainties regarding the COVID-19 pandemic, as well as its impact on the global demand in the oil and gas industry, it is not possible to precisely estimate the potential impact of the COVID-19 pandemic on the Company's financial condition and operations. This presents uncertainty and risk with respect to management's judgments, estimates and assumptions that affect the application of accounting policies.

The most significant estimates and judgements relate to the valuation of exploration and evaluation expenditures, property, plant and equipment ("PP&E"), warrant liability, income tax amounts, determination of cash generating units and impairment testing, functional currency, valuation of share-based payments, and contingencies. Significant estimates and judgments made by management in the preparation of these consolidated financial statements are outlined below:

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

2. Basis of preparation (continued)

2.3 Use of management estimates, judgments and measurement uncertainty (continued)

Exploration and evaluation ("E&E") expenditures (Note 9) and PP&E (Note 8)

The application of the Company's accounting policy for exploration and evaluation expenditures requires judgement to determine whether it is probable that future economic benefits are likely, from either future exploitation or sale, or whether activities have not reached a stage which permits a reasonable assessment of the existence of reserves. The determination of reserves and resources is itself an estimation process that requires varying degrees of uncertainty depending on how the resources are classified. These estimates directly impact when the Company defers exploration and evaluation expenditures. The deferral policy requires management to make certain estimates and assumptions as to future events and circumstances; in particular, whether an economically viable extraction operation can be established. Any such estimates and assumptions may change as new information becomes available.

If, after an expenditure is capitalised or for PP&E, information becomes available suggesting that the recovery of the expenditure or PP&E is unlikely or if an impairment of the expenditure or PP&E has incurred, the relevant capitalised amount is written off in profit or loss in the period when the new information becomes available.

Deep water port assets under construction and useful economic life

Assets in the course of construction are carried at cost. These assets are not amortized until they are available for use in commercial operation. Management reviews quarterly progress reports to determine when the deep water port is ready for commercial operation and will begin amortizing the port over the useful economic life of the deep water port. Once available for use, the annual depreciation charge for the deep water port is sensitive to changes in the estimated useful economic lives and residual values of the assets. The useful economic lives and residual values will be re-assessed annually and amended where necessary.

Functional currency

The determination of the Company's functional currency requires analyzing facts that are considered primary factors, and if the result is not conclusive, the secondary factors. The analysis requires the Company to apply significant judgment since primary and secondary factors may be mixed. In determining its functional currency, the Company analyzed both the primary and secondary factors, including the currency of the Company's operating costs in Canada, United States and Guyana, and sources of financing.

Cash generating units and impairment testing

Cash generating units ("CGU's") are identified to be the major producing fields and the deep water harbor at Berbice, the lowest level at which there are identifiable cash inflows that are largely independent of cash inflows of other groups of assets. The determination of CGUs requires judgment in defining a group of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. CGUs for major producing fields are determined by similar geological structure, shared infrastructure, geographical proximity, commodity type, similar exposure to market risks and materiality.

At the end of each reporting period, the Company reviews the carrying amounts of its long-lived assets to be held and used to determine whether there is any indication that those assets have suffered an impairment loss.

If and when facts and circumstances indicate that the carrying value of an exploration and evaluation asset or the deep water port may exceed its recoverable amount, an impairment review is performed. For exploration and evaluation expenditures or the deep water port, when there are such indications, an impairment test is carried out by grouping the exploration and evaluation expenditures or the deep water port expenditures with property, plant and equipment CGU's to which they belong for impairment testing.

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

2. Basis of preparation (continued)

2.3 Use of management estimates, judgments and measurement uncertainty (continued)

Cash generating units and impairment testing (continued)

The equivalent combined carrying value of the CGU's is compared against the recoverable amount of the CGU's and any resulting impairment loss is written off to net income (loss). The recoverable amount is the greater of fair value, less costs to sell, or value-in-use. Impairments of exploration and evaluation expenditures are only reversed when there is significant evidence that the impairment has been reversed, but only to the extent of what the carrying amount would have been, had no impairment been recognized.

Income taxes

The Company is subject to income, value added, withholding and other taxes. Significant judgment is required in determining the Company's provisions for taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Company recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. The determination of the Company's income, value added, withholding and other tax liabilities requires interpretation of complex laws and regulations. The Company's interpretation of taxation law as applied to transactions and activities may not coincide with the interpretation of the tax authorities. All tax related filings are subject to government audit and potential reassessment subsequent to the financial statement reporting period. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the tax related accruals and deferred income tax provisions in the period in which such determination is made.

Contingencies

Contingent gains or liabilities are possible receipts or obligations whose existence will be confirmed only on the occurrence or non-occurrence of uncertain future events outside the Company's control, or present obligations that are not recognized because either it is not probable that an inflow or outflow of economic benefits would be required to settle the obligation or the amount cannot be measured reliably. Contingent gains or liabilities are not recognized but are disclosed and described in the notes to the consolidated financial statements, including an estimate of their potential financial effect and uncertainties relating to the amount or timing of any outflow, unless the possibility of settlement is remote. In assessing loss contingencies related to any claims that may result in proceedings, the Company, with assistance from its legal counsel, evaluates the perceived merits of any such claims as well as the perceived merits of the amount of relief sought or expected to be sought.

Valuation of share based payments and warrant liability (Notes 12 and 13)

The Black-Scholes option pricing model is used to determine the fair value for the share based payments and warrant liability and utilizes subjective assumptions such as expected price volatility and expected life of the option or warrant. Discrepancies in these input assumptions can significantly affect the fair value estimate.

3. Capital management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition, exploration and development of petroleum and natural gas properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of management to sustain future development of the business. The properties in which the Company currently has an interest are in the exploration stage; as such the Company is dependent on external financing to fund its activities. In order to carry out the planned exploration, deep water port development and pay for administrative costs, the Company will spend its existing working capital and will be required to raise additional funding. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company's approach to capital management during the three month period ended March 31, 2021 and the year ended December 31, 2020.

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

3. Capital management (continued)

The Company is not subject to any capital requirements imposed by a lending institution or regulatory body, other than of the TSX Venture Exchange ("TSXV") which requires adequate working capital or financial resources of the greater of (i) $50,000 and (ii) an amount required in order to maintain operations and cover general and administrative expenses for a period of 6 months. As of March 31, 2021 and the date of these unaudited condensed interim consolidated financial statements, the Company may not be compliant with the policies of the TSXV. The impact of this violation is not known and is ultimately dependent on the discretion of the TSXV.

The Company considers its capital to be equity, which as at March 31, 2021 totaled $23,158,262 and was comprised of share capital, reserve accounts and deficit (December 31, 2020 - $24,595,924).

4. Financial instruments

Fair value

Cash and cash equivalents, trade receivables and other assets and farm in partner receivable are measured at amortized cost which approximates fair value due to their short-term nature. Trade and other payables and farm in partner advances are measured at amortized cost which also approximates fair value due to their short-term nature.

Warrant liability is measured as fair value through profit and loss with Level two classification within the fair value hierarchy.

The fair value hierarchy has the following levels:

• Level one includes quoted prices (unadjusted) in active markets for identical assets or liabilities.

• Level two includes inputs that are observable other than quoted prices included in level one.

• Level three includes inputs that are not based on observable market data.

As at March 31, 2021 and December 31, 2020, the Company does not have any financial assets measured at fair value and that require classification within the fair value hierarchy.

These estimates are subject to and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

A summary of the Company's risk exposures as it relates to financial instruments are reflected below:

i) Credit risk

Credit risk is the risk of loss associated with a counterparty's inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position:

a) Cash and cash equivalents - Cash and cash equivalents are held mainly with major Canadian and American financial institutions in Canada and the United States and therefore the risk of loss is minimal. The Company keeps only a minimal amount of cash and cash equivalents in major Guyanese banks to pay only its current month activities.

b) Trade receivables and other assets - The Company is exposed to credit risk attributable to customers or credits from vendors. The Company does not believe that this risk is significant. (See Note 7)

The Company's maximum exposure to credit risk as at March 31, 2021 is the carrying value of cash and cash equivalents and trade receivables and other assets.

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

4. Financial instruments (continued)

Fair Value (continued)

ii) Liquidity risk

The Company's approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities as they become due. As at March 31, 2021, the Company had a working capital deficiency of $6,735,500 (December 31, 2020 - $2,388,378). In order to meet its working capital and property exploration expenditures, the Company must secure further financing to ensure that those obligations are properly discharged (See Note 1). There can be no assurance that the Company will be successful in its efforts to arrange additional financing on terms satisfactory to the Company. If additional financing is raised by the issuance of shares from the treasury of the Company, control of the Company may change and shareholders may suffer additional dilution. If adequate financing is not available, the Company may be required to delay, reduce the scope of, or eliminate one or more exploration activities or relinquish rights to certain of its interests.

iii) Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, commodity prices and/or stock market movements (price risk).

a) Interest rate risk

The Company is not exposed to significant interest rate price risk due to the short-term nature of its monetary assets and liabilities. Cash not required in the short term is invested in short-term guaranteed investment certificates and in high interest saving accounts, as appropriate.

b) Currency risk

The Company's exploration and evaluation activities are substantially denominated in US dollars. The Company's funds are predominantly kept in Canadian ("C$") and US dollars, with major Canadian and US financial Institutions. As at March 31, 2021, the Company had approximately C$1,072,000 (December 31, 2020 - C$3,416,000) in Canadian dollar denominated cash deposits.

5. Sensitivity analysis

The Company's funds are mainly kept in Canadian and US dollars with major Canadian and US financial institutions. As at March 31, 2021, the Company's exposure to foreign currency balances approximate as follows:

Account	Foreign Currency	Exposure
March 31,		2021	2020
Cash and cash equivalents	C $	$1,072,000	$6,300,000
Trade and other receivables	C $	85,000	100,000
Trade and other payables	C $	(363,000)	(100,000)
		$794,000	$6,300,000

Based on management's knowledge and experience of the financial markets, the Company believes it is reasonably possible over a one year period that a change of 10% in foreign exchange rates would increase/decrease net loss for the three month period ended March 31, 2021 by C$79,000 (2020 - C$630,000).

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

6. Cash and cash equivalents

The balance of cash and cash equivalents at March 31, 2021, consisted of $8,327,201 (December 31, 2020 - $11,795,059) on deposit with major financial institutions and $25,000 (December 31, 2020 - $25,000) in short-term guaranteed investment certificates and fixed instruments with remaining maturities on the date of purchase of less than 90 days.

7. Trade receivables and other assets

The Company's trade receivables and other assets arise from harmonized sales tax ("HST") receivable, trade receivables and prepaid expenses. These are broken down as follows:

As at,	March 31, 2021	December 31, 2020
Trade receivables	$112,778	$60,379
HST	21,846	11,625
Prepaid expenses	192,536	150,842
Total trade receivables and other assets	$327,160	$222,846

Below is an aged analysis of the Company's trade receivables:

As at December 31,	March 31, 2021	December 31, 2020
1 -90 days	$52,399	$37,053
Over 90 days	60,379	23,326
Total trade receivables	$112,778	$60,379

At March 31, 2021 and December 31, 2020, the Company anticipates full recovery of these amounts receivable and therefore no additional allowance has been recorded against these receivables. The credit risk on the receivables has been further discussed in Note 4(i). The Company holds no collateral for any receivable amounts outstanding as at March 31, 2021 and December 31, 2020.

8. Property, plant and equipment

			Vehicles,
			office	Computer,
	Staging	Logistics	furniture and	software and
	Facility(1)	Yard(1)	fixtures	equipment	Total
Cost
As at December 31, 2019	$6,414,871	$706,184	$223,354	$539,637	$7,884,046
Net additions	1,182,228	-	-	-	1,182,228
As at December 31, 2020	$7,597,099	$706,184	$223,354	$539,637	$9,066,274
Net additions	327,256	-	-	-	327,256
As at March 31, 2021	7,924,355	706,184	223,354	539,637	9,393,530
Accumulated amortization
As at December 31, 2019	$-	$-	$158,437	$539,637	$698,074
Amortization (2))	-	-	8,677	-	8,677
As at December 31, 2020	$-	$-	$167,114	$539,637	$706,751
Amortization (2)	-	-	2,810	-	2,810
As at March 31, 2021	-	-	169,924	539,637	709,561
Net book value
As at December 31, 2020	$7,597,099	$706,184	$56,240	$-	$8,359,523
As at March 31, 2021	$7,924,355	$706,184	$53,430	$-	$8,683,969

Notes: (1) No amortization has been recorded on these assets as they are still under construction.

              (2) Amortization has been recorded within general and administrative expense in the statement of comprehensive income (loss).

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

8. Property, plant and equipment (continued)

The lands upon which the wharf project is located are subject to an industrial lease of state land with the Commissioner of Lands and Surveys in Guyana. The term of the lease is for a period of 50 years commencing in 2010 with an option to renew for an additional 50 years. This land is subject to annual rental commitments relating to this lease.

As part of the COR addendum III on the Petroleum Agreement ("PA") on Corentyne during the year ended December 31, 2020, the Company has agreed to amend its 54.96 acres lease on the staging facility to reflect acreage containing no more than 30 acres. See also note 9.

9. Exploration and evaluation expenditures

	Corentyne	Berbice	Demerara	Total
Balance, December 31, 2019	$14,758,529	$1,414,509	$564,365	$16,737,403
Net additions	974,000	53,100	860,276	1,887,376
Balance, December 31, 2020	$15,732,529	$1,467,609	$1,424,641	$18,624,779
Net additions	2,086,636	51,130	447,248	2,585,014
Balance, March 31, 2021	$17,819,165	$1,518,739	$1,871,889	$21,209,793

As at March 31, 2021 and December 31, 2020, the expenditures capitalized above include costs for licence acquisitions and maintenance of licences, general exploration, geological and geophysical consulting, surveys, 3D-seismic acquisition, processing and interpretation, drill planning and well exploration costs.

Corentyne PA, Guyana

The Company's 100% owned subsidiary, CGX Resources Inc. ("CGX Resources"), was granted the Corentyne PA on June 24, 1998. On November 27, 2012, the Company was issued a new PA and PPL offshore Guyana. On December 15, 2017, the Company was issued an addendum to the November 27, 2012 PA ("COR Addendum I"). Under the terms of the COR Addendum I, the Company's work commitments were modified and the Company relinquished 25% of the original contract area block. Effective May 20, 2019 and as at March 31, 2021 and December 31, 2020, the Corentyne PA and PPL is 66.667% owned by CGX Resources. During the year ended December 31, 2019, the CGX Resources received an addendum ("COR Addendum II") to the COR Addendum I on the Corentyne PPL as follows:

First Renewal Period, Phase Two (27th November 2017 to 27th November 2019)
"During phase two of the first renewal period, the Company shall complete additional seismic acquisition or seismic processing."

Second Renewal Period, Phase One (27th November 2019 to 26th November 2020)
"During phase one of the second renewal period, the Company shall drill one (1) exploration well."

During the year ended December 31, 2020, the Company received a third addendum ("COR Addendum III") whereby the principal agreement has now been modified as follows:

Second Renewal Period, Phase One (27th November 2019 to 26th November 2021)
"During phase one of the second renewal period, the Company shall drill one (1) exploration well."

As part of the COR Addendum III during the year ended December 31, 2020, the Company has agreed to amend its staging facility to reflect acreage containing no more than 30 acres.

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

9. Exploration and evaluation expenditures (continued)

Corentyne PA, Guyana (continued)

The table below outlines the commitments under the COR Addendum III as at March 31, 2021:

Period	Phase	Exploration Obligation	Dates
First Renewal Period - 3 Years	Phase One - 12 Months	Commence planning to drill 1 exploration well (Completed)	Nov 27, 2016 - Nov 27, 2017
- At the end of phase one of the first renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2. (Company has committed to complete work in phase 2)
	Phase Two - 24 Months	Complete additional seismic acquisition or reprocessing (Completed)	Nov 27, 2017 - Nov 27, 2019
- At the end of the first renewal period of three (3) years, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or relinquish twenty-five (25%) percent of the Contract Area and renew the Petroleum Prospecting Licence for a second period of three (3) years.
Second Renewal Period - 3 Years	Phase One - 24 Months	Drill 1 exploration well	Nov 27, 2019 - Nov 26, 2021
- At the end of phase one of the second renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2.
	Phase Two - 12 Months	Drill 1 exploration well	Nov 26, 2021 - Nov 26, 2022
- At the end of the second renewal period of three (3) years, the Company shall relinquish the entire Contract Area except for any Discovery Area, the area contained in any Petroleum Production Licence and any other portion of the Contract Area on which the Minister Responsible for Petroleum agrees to permit the Company to conduct further exploration activities.

The Company has submitted its proposed 25% acreage relinquishment which are required by the Corentyne PA to the Department of Energy ("DOE") and the Guyana Geology and Mines Commission ("GGMC") and is now awaiting the agreement of these agencies on the acceptance of the proposed relinquishment and final instruments to formally move into the second renewal period of the Corentyne PA.

If a discovery is made, the Company has the right to apply to the Minister for a Petroleum Production Licence with respect to that portion of the contract area having a significant discovery.

After commercial production begins, the Company is allowed to recover contract costs as defined in the Corentyne PA from "cost oil" produced and sold from the contract area and limited in any month to an amount which equals seventy-five percent (75%) of the total production from the contract area for such month excluding any crude oil and/or natural gas used in petroleum operations or which is lost. The Company's share of the remaining production or "profit oil" is 47%.

To the extent that in any month recoverable contract costs exceed the value of cost oil and/or cost gas, the unrecoverable amount shall be carried forward and shall be recoverable in the immediately succeeding month, and to the extent not then recovered, in the subsequent month or months.

The Company has $155,000,000 of recoverable contract costs brought forward from the original Corentyne licence. This cost can be recovered against any future commercial production.

Annual rental fees of $100,000 and training fees of $100,000 are required to be paid under the PA.

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

 9. Exploration and evaluation expenditures (continued)

Corentyne PA, Guyana (continued)

Farm-in agreement

In December 2018, the Company and Frontera Energy Corporation ("Frontera") entered into a letter of intent, whereby a Frontera subsidiary and the Company, were to enter into Joint Operating Agreements (the "JOAs") covering the Company's two shallow water offshore Petroleum Prospecting Licenses in Guyana, the Corentyne and Demerara PPLs and PAs.

On January 30, 2019, the Company and Frontera Energy Guyana Corp. ("Frontera Guyana") executed the JOAs, subject to amendments as agreed upon by both parties. The JOAs provided for a transfer of a 33.333% interest in both Corentyne and Demerara Petroleum Prospecting Licences to Frontera Guyana in exchange for a $33,333,000 signing bonus. Under the JOAs, Frontera Guyana would pay one-third of the applicable costs plus an additional 8.333% of the Company's direct drilling costs for the initial exploratory commitment wells in the two blocks. The additional 8.333% carry provided shall be subject to a maximum gross amount (including tax and all costs) of (i) $30,000,000 for drilling the first exploratory well under the Corentyne PA and (ii) $40,000,000 for drilling the first exploratory well under the Demerara PA. CGX Resources is the operator of under the JOA's.

On May 28, 2019, the transfers of the 33.333% interest in both the Corentyne and Demerara Prospecting Licences were completed. The transfers are effective May 20, 2019. As a result, on May 28, 2019, the Company received $8,500,851 on closing, being the net of the $33,333,000 signing bonus due from Frontera Guyana, less the amount of $24,832,149 of outstanding debts due to Frontera Guyana by the Company.

The JOAs do not meet the definition of a joint venture under IFRS 11 Joint Arrangements ("IFRS 11") and have thus been accounted for as joint operations in accordance with IFRS 11. The JOAs do not have any assets or liabilities aside from the exploration and evaluation expenditures asset.

Rig agreement

During the year ended December 31, 2019, the Company on behalf of the JOA executed a letter of understanding ("LOU") with Rowan Rigs S.a.r.l. ("Rowan") regarding the drilling rig contract entered into on December 14, 2018, which required the prepayment of certain costs for the use of the Ralph Coffman offshore jack-up rig. Under the terms of the LOU, the Company and Rowan agreed that all operational obligations under the drilling rig contract were deferred until the parties could enter into an amended agreement. The Company and Rowan did not enter into an amended agreement by the specified date, and as such, on August 10, 2020 the amount of $1.17 million was returned to the JOA parties, of which, the Company's net share was $0.7 million.

Berbice PA, Guyana

The Company, through its 62% owned subsidiary ON Energy Inc., acquired the Berbice PA in October 2003. The Berbice PA was renewable for up to two three-year periods.

On February 12, 2013, the Company entered into a new Berbice PA and PPL, which applies to the former Berbice licence and the former onshore portion of the Company's original Corentyne PA. On December 15, 2017, the Company was issued an addendum to the February 12, 2013 PA ("BER Addendum I"). Under the terms of the BER Addendum I, the Company's work commitments were modified.

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

9. Exploration and evaluation expenditures (continued)

Berbice PA, Guyana (continued)

On February 12, 2021, the Company received an addendum, subject to final documentation, ("BER Addendum II"), whereby the principal agreement has now been modified as follows:

Second Renewal Period, Phase One (12th February 2020 to 11th August, 2022)
"During phase one of the second renewal period, the Company shall complete a seismic program and complete all processing and interpretation so as to inform and lead to the drilling of at least one (1) Exploration Well by the June 15, 2022."

The table below outlines the commitments under the BER Addendum II as at March 31, 2021:

Period	Phase	Exploration Obligation	Dates
First Renewal Period - 3 Years	Phase One - 18 Months	Compile all relevant data, information and budgetary allocations for a geochemical survey and submit to the GGMC for approval (Completed)	Feb 12, 2017 - Aug 12, 2018
- At the end of phase one (1) of the first renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production License or commit to the work programme in phase two (2).
	Phase Two - 18 Months	(a) Complete a geochemical survey of a minimum 120 sq km (Completed) (b) Commence a seismic program defined by the geochemical survey (Completed)	Aug 12, 2018 - Feb 12, 2020
- At the end of the first renewal period of three (3) years, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or relinquish twenty-five (25%) percent of the Contract Area and renew the Petroleum Prospecting Licence for a second period of three (3) years.
Second Renewal Period - 3 Years	Phase One - 30 Months	Complete seismic program and all associated processing and interpretation and drill 1 exploration well by June 15, 2022	Feb 12, 2020 - August 12, 2022
- At the end of phase one (1) of the first renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production License or commit to the work programme in phase two (2).
	Phase Two - 6 Months	Drill 1 exploration well	August 12, 2022 - Feb 12, 2023
- At the end of the second renewal period of three (3) years, the Company shall relinquish the entire Contract Area except for any Discovery Area, the area contained in any Petroleum Production Licence and any other portion of the Contract Area on which the Minister Responsible for Petroleum agrees to permit the Company to conduct further exploration activities.

The Company has submitted its proposed 25% acreage relinquishment which are required by the Berbice PA to the DOE and GGMC and is now awaiting the agreement of these agencies on the acceptance of the proposed relinquishment and final instruments to formally move into the second renewal period of the Berbice PA.

If a discovery is made, CGX has the right to apply to the Minister for a PPL with respect to that portion of the contract area having a significant discovery.

After commercial production begins, the Company is allowed to recover contract costs as defined in the Berbice PA from "cost oil" produced and sold from the contract area and limited in any month to an amount which equals seventy-five percent (75%) of the total production from the contract area for such month excluding any crude oil and/or natural gas used in petroleum operations or which is lost. The Company's share of the remaining production or "profit oil" is 47%.

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

9. Exploration and evaluation expenditures (continued)

Berbice PA, Guyana (continued)

To the extent that in any month recoverable contract costs exceed the value of cost oil and/or cost gas, the unrecoverable amount shall be carried forward and shall be recoverable in the immediately succeeding month, and to the extent not then recovered, in the subsequent month or months.

The Company has $500,000 of recoverable costs brought forward from the original Berbice licence. This cost can be recovered against any future commercial production.

Annual rental fees of $25,000 and training fees of $25,000 are required to be paid under the PA.

Demerara PA, Guyana

On February 12, 2013, the Company entered into the Demerara PA and PPL. The new PPL applies to the former offshore portion of the Annex PPL, which was a subset of the Company's original Corentyne PA. On December 15, 2017, the Company was issued an addendum to the February 12, 2013 PA ("DEM Addendum I"). Under the terms of the DEM Addendum I, the Company's work commitments were modified and the Company relinquished 25% of the original contract area block. Effective May 20, 2019 and as at March 31, 2021 and December 31, 2020, the Demerara PA and PPL is 66.667% owned by CGX Resources.

On February 12, 2021, the Company received an addendum, subject to final documentation, ("DEM Addendum II"), whereby the principal agreement has now been modified as follows:

Second Renewal Period, Phase One (12th February 2020 to 11th February 2022)
"During phase one of the second renewal period, the Company shall drill one (1) exploration well."

The table below outlines the commitments under the DEM Addendum II as at March 31, 2021:

Period	Phase	Exploration Obligation	Dates
First Renewal Period - 3 Years	Phase One - 12 Months	Conduct additional data processing and planning for 1st exploration well (Conducted)	Feb 12, 2017 - Feb 12, 2018
- At the end of phase one (1) of the first renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2. (Company has commited to complete work in phase 2)
	Phase Two - 24 Months	Complete any additional processing and planning, and secure all regulatory approvals for the drilling of 1st exploration well (Completed)	Feb 12, 2018 - Feb 12, 2020
- At the end of the first renewal period of three (3) years, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or relinquish twenty-five (25%) percent of the Contract Area and renew the Petroleum Prospecting Licence for a second period of three (3) years.
Second Renewal Period - 3 Years	Phase One - 24 Months	Drill 1 exploration well	Feb 12, 2020 - Feb 11, 2022
- At the end of phase one of the second renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2.
	Phase Two - 12 Months	Drill 1 exploration well	Feb 11, 2022 - Feb 12, 2023
- At the end of the second renewal period of three (3) years, the Company shall relinquish the entire Contract Area except for any Discovery Area, the area contained in any Petroleum Production Licence and any other portion of the Contract Area on which the Minister Responsible for Petroleum agrees to permit the Company to conduct further exploration activities.

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

9. Exploration and evaluation expenditures (continued)

Demerara PA, Guyana (continued)

The Company has submitted its proposed 25% acreage relinquishment which are required by the Demerara PA to the DOE and GGMC and is now awaiting the agreement of these agencies on the acceptance of the proposed relinquishment and final instruments to formally move into the second renewal period of the Demerara PA.

If a discovery is made, the Company has the right to apply to the Minister for a PPL with respect to that portion of the contract area having a significant discovery.

After commercial production begins, the Company is allowed to recover contract costs as defined in the Demerara PA from "cost oil" produced and sold from the contract area and limited in any month to an amount which equals seventy-five percent (75%) of the total production from the contract area for such month excluding any crude oil and/or natural gas used in petroleum operations or which is lost. The Company's share of the remaining production or "profit oil" is 47%.

To the extent that in any month recoverable contract costs exceed the value of cost oil and/or cost gas, the unrecoverable amount shall be carried forward and shall be recoverable in the immediately succeeding month, and to the extent not then recovered, in the subsequent month or months.

The Company has $1,000,000 of recoverable contract costs brought forward from the original Annex licence. This cost can be recovered against any future commercial production.

Annual rental fees of $100,000 and training fees of $100,000 are required to be paid under the PA.

Demerara Seismic agreement

In September 2014, the Company entered into a contract with Prospector PTE. Ltd. ("Prospector") to conduct a 3D seismic survey on the Company's previously 100% owned Demerara Block as part of its commitments under the Demerara PA. The aggregate cost of this seismic survey was approximately $19 million with $7 million paid to Prospector by way of issuance of 15,534,310 common shares, $2.5 million paid in cash in 2014 and the remainder of approximately $9.5 million payable in cash twelve months after the conclusion of the seismic survey (December 2015), which is included in trade and other payables as at March 31, 2021 and December 31, 2020. In accordance with the contract with Prospector, the amounts outstanding twelve months after the conclusion of the seismic survey shall accrue interest at a rate of 12% per annum. On October 3, 2016, the Company renegotiated the interest rate down from 12% per annum to 6% per annum and agreed to have Prospector complete the seismic processing of the seismic survey. In exchange, CGX has agreed to be responsible under certain circumstances to Prospector for up to a maximum of $500,000. The processing began in late 2016 and was substantially completed in 2017 and as a result, the Company has recorded a provision of $500,000 recorded in trade and other payables as at March 31, 2021 and December 31, 2020.

In July 2018, Prospector filed a request for arbitration against CGX and CGX Resources in the International Chamber of Commerce ('ICC") for repayment of the debt accrued under Seismic Acquisition dated September 2014 contract (and the addendum thereto) for the acquisition of 3D seismic data on the Demerara Block. Prospector requested that the International Court of Arbitration of the ICC constitute the arbitral tribunal and requested that the tribunal award to Prospector the relief of (i) the amount $12,420,442 being the amount Prospector alleged it was owed as at May 1, 2018, (ii) any interest that will continue to accrue from May 1, 2018 until the date of the award in the amount of 6% per annum based on the Deed of Addendum 1 (the "Addendum") between CGX and Prospector dated October 3, 2016, (iii) post- award interest in the amount of 6% per annum until payment as per the Addendum, and (iv) cost and reasonable and necessary attorney's fees incurred by Prospector in bringing forward the arbitration (the "Arbitration"). It was subsequently agreed that the Tribunal had no jurisdiction over CGX Resources.

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

9. Exploration and evaluation expenditures (continued)

Demerara PA, Guyana (continued)

Demerara Seismic agreement (continued)

On January 15, 2019, Prospector and CGX agreed to a one (1) year suspension of the Arbitration. The arbitral tribunal indicated that the Arbitration would be stayed for 12 months from January 22, 2019 until January 22, 2020. The parties subsequently agreed to extend the suspension for a further year until January 22, 2021.

On January 23, 2021, Prospector formally gave notice of the end of the suspension and recommencement of the Arbitration. The hearing is scheduled to be held late first quarter 2022 and the award will follow thereafter. If the Company is not successful in defending the claim, and the counterclaim fails, then the Company may be liable for the sums sought, and, possibly, costs. On April 23, 2021, the Company filed its Defence and Counterclaim (along with supporting factual, witness and expert evidence) in the Arbitration against Prospector at the International Chamber of Commerce for $26,083,000, plus interest and costs, for damages it claims to have suffered. The contingent gains, if any, are not recorded as at March 31, 2021 or and December 31, 2020 as the outcome of these proceedings is still unknown and there can be no assurances that the Company will be successful in its lawsuit or that it will be able to collect any damages that it may be awarded. As at March 31, 2021, the Company has included the amounts it calculates as owing, plus accrued interest, being $13,445,224 in trade and other payables (December 31, 2020 - $13,305,332). This amount does not include any amounts CGX may seek in a counter claim.

10. Compensation of key management personnel and related party transactions Farm in partner over/under call

Under the JOAs, the Company is operator on both the Corentyne and Demerara licences. As operator, the Company makes cash calls from its partner to pay for future licence expenditures. As at March 31, 2021, the Company had cash called and received $78,299 (December 31, 2020 - $149,306 receivable) in advances for future exploration on the Corentyne and Demerara licences.

In addition, as operator of the Corentyne and Demerara licences, the Company receives a fee from its partner to reimburse its indirect costs related to operating the licence. This fee is based on total expenditures under the JOAs. During the three month period ended March 31, 2021, the Company received fees from its farm in partner of $93,933 (2020 - $11,959).

Key Management

Key management includes the Company's directors, officers and any employees with authority and responsibility for planning, directing and controlling the activities of an entity, directly or indirectly. Compensation awarded to key management included:

Three month period ended March 31,	2021	2020
Short-term employee benefits	$395,000	$310,000
Share based payments	257,000	983,000
Total compensation paid to key management	$652,000	$1,293,000

At March 31, 2021, included in trade and other payables is $307,000 (December 31, 2020 - $246,000) due as a result of deferred payment of directors' fees. These amounts are unsecured, non-interest bearing and due on demand. See also Note 16.

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

11. Trade and other payables

Trade and other payables of the Company are principally comprised of amounts outstanding for trade purchases relating to exploration activities and amounts payable for operating and financing activities. The usual credit period taken for trade purchases is between 30 to 90 days. The following is an aged analysis of the trade and other payables:

As at,	March 31, 2021	December 31, 2020
Less than one month, accruals and accrued interest	$5,669,072	$5,042,901
One month to three months	71,228	47,465
Over three months	9,596,262	9,490,223
Total trade and other payables	$15,336,562	$14,580,589

12. Warrant liability

As at March 31, 2021 and December 31, 2020, there was no warrant liability outstand.

On March 12, 2019, the Company completed a rights offering (the "Offering"). Frontera provided a standby commitment in connection with the Offering (the "Standby Commitment"), in which Frontera would acquire any common shares available as a result of any unexercised Rights under the Rights Offering. In consideration for the Standby Commitment, Frontera received 5-year warrants to purchase up to 15,009,026 common shares at an exercise price equal to C$0.415 per common share (each a "Warrant").

The warrant liability was re-valued at the end of the reporting period with the change in fair value of the warrant liability recorded as a gain or loss in the Company's consolidated statements of comprehensive income (loss). On December 29, 2020, Frontera exercised all the 15,009,026 warrants for proceeds to the Company of $4,864,028 (C$6,228,746), and as a result of this exercise, 15,009,026 common shares of the Company were issued. The warrant liability was accounted for at its estimated fair value as follows:

	March 31, 2021	December 31, 2020
Warrant liability, beginning of period/year	$-	$4,736,000
Change in fair value	-	(400,000)
Fair value of warrant liability transferred on exercise of warrants	-	(4,336,000)
Warrant liability, end of period/year	$-	$-

The Company utilized the Black-Scholes valuation model to estimate the fair value of the warrants at December 29, 2020 using the following assumptions:

As at,	December 29, 2020
Number of warrants outstanding	15,009,026
Exercise price	C$0.415
Risk-free interest rate	0.27%
Expected life (years)	3.21
Expected volatility	119%
Expected dividends	0%
Market price of shares	C$0.50
Fair value of warrants	$4,336,000

Volatility for these warrants has been calculated using the historical volatility of the Company.

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

13. Capital stock

Share capital

The Company is authorized to issue an unlimited number of common shares without par value. Changes in the issued and outstanding common shares are as follows:

	Number of Shares	$
Balance at December 31, 2019	272,579,636	287,258,904
Shares issued on exercise of warrants[1] (Note 12)	15,009,026	4,864,028
Fair value of warrant liability transferred on exercise of warrants (Note 12)	-	4,336,000
Balance at December 31, 2020 and March 31, 2021	287,588,662	296,458,932

1 The weighted average trading price on date of exercise for the warrants exercised during the three month period ended March 31, 2021 was C$Nil (year ended December 31, 2020 - C$0.50).

Common share purchase warrants

Changes in the number of common share purchase warrants outstanding are as follows:

	Three months ended		Year ended
	Weighted		Weighted
	Average Exercise	No. of	Average Exercise	No. of
	Price ($)	Warrants	Price ($)	Warrants
Outstanding at beginning of period/year	-	-	C$0.415	15,009,026
Transactions during the period/year:
Issued	-	-	-	-
Exercised	-	-	C$0.415	(15,009,026)
Outstanding at end of period/year	-	-	-	-

Options

The Company established a share option plan to provide additional incentive to its directors, officers, employees and consultants for their efforts on behalf of the Company in the conduct of its affairs. The maximum number of common shares reserved for issuance under the share option plan comprising part of the share incentive plan may not exceed 10% of the number of common shares outstanding. Under the terms of the plan, all options vest immediately, unless otherwise specified. All options granted under the plan expire no later than the tenth anniversary of the grant date. As at March 31, 2021, the Company had 12,598,866 (December 31, 2020 - 14,398,866) options available for issuance under the plan.

Changes in the number of stock options outstanding are as follows:

	Three months ended		Year ended
	Weighted		Weighted
	Average Exercise	No. of	Average Exercise	No. of
	Price ($)	Options	Price ($)	Options
Outstanding at beginning of period/year	0.46	14,360,000	C$0.43	14,000,000
Transactions during the period/year:
Granted	0.75	1,800,000	C$0.71	1,510,000
Forfeited	-	-	C$0.46	(1,150,000)
Outstanding at end of period/year	0.49	16,160,000	C$0.46	14,360,000
Exercisable at end of period/year	0.47	14,959,999	C$0.45	13,856,666

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

13. Capital stock (continued)

Options (continued)

The following table provides additional outstanding stock option information as at March 31, 2021:

	No. of	Weighted Average	Weighted Average		Weighted Average
Exercise	Options	Remaining	Exercise	No. of Options	Exercise
Price	Outstanding	Life (Years)	Price	Exercisable	Price
C$ 0.085	1,000,000	1.09	C$0.085	1,000,000	C$0.085
C$ 0.46 - 0.495	12,250,000	3.71	C$0.46	11,983,333	C$0.46
C$ 0.71 - 0.82	2,910,000	4.37	C$0.76	1,976,666	C$0.74
C$ 0.085 - 0.82	16,160,000	3.67	C$0.49	14,959,999	C$0.47

The following table summarizes the assumptions used with the Black-Scholes valuation model for the determination of the share based compensation for the stock options granted and/or vested during the three month period ended March 31, 2021:

	Vesting of prior
	year issued options	March 23, 2021	January 5, 2021	Totals
Number of options granted		1,400,000	400,000	1,800,000
Exercise price		C$0.82	C$0.495
Risk-free interest rate		0.26%	0.39%
Expected life (years)		5.0	5.0
Expected volatility		106.77%	101.58%
Market price		C$0.82	C$0.495
Expected dividends and forfeiture rate		-	-
Vesting		1/3 immediately,	1/3 immediately,
		1/3 in 6 months	1/3 in 6 months
		and 1/3 in 12	and 1/3 in 12
		months	months
Fair value of grant		$703,000	$116,000	$819,000
Share based compensation	$11,000	$252,000	66,000	$329,000

The following table summarizes the assumptions used with the Black-Scholes valuation model for the determination of the share based compensation for the stock options granted and/or vested during the year ended December 31, 2020:

	Vesting of prior
	year issued options	January 17, 2020	Totals
Number of options granted		1,510,000
Exercise price		C$0.71
Risk-free interest rate		1.58%
Expected life (years)		5.0
Expected volatility		120.57%
Market price per share		C$0.71
Expected dividends and forfeiture rate		-
Vesting		1/3 immediately, 1/3 in
		6 months and 1/3 in
		12 months
Fair value of grant		$681,000	$681,000
Share based compensation	$2,123,001	$670,000	$2,793,001

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

 13. Capital stock (continued)

Options (continued)

Volatility for all option grants has been calculated using the Company's historical information.

The weighted average grant-date fair value of options granted during the three month period ended March 31, 2021 was $0.46 (year ended December 31, 2020 - $0.45) per option issued.

14. Reserve for share based payments

A summary of the changes in the Company's reserve for share based payments for the three month period ended March 31, 2021 and year ended December 31, 2020 is set out below:

As at,	March 31, 2021	December 31, 2020
Balance at beginning of period/year	$25,993,000	$23,199,999
Share based payments (note 13)	329,000	2,793,001
Balance at end of period/year	$26,322,000	$25,993,000

15. Segmented information Operating and geographic segments

At March 31, 2021 and December 31, 2020, the Company's current operations are comprised of a single reporting operating segment engaged in petroleum and natural gas exploration in Guyana. The Company expects that once the wharf project is constructed that it will have two operating segments. The Company's corporate division only earns revenues that are considered incidental to the activities of the Company and therefore does not meet the definition of an operating segment as defined in IFRS 8 'Operating Segments'.

As the operations comprise a single reporting segment, amounts disclosed in the unaudited condensed interim consolidated financial statements also represent operating segment amounts.

The following is a detailed breakdown of the Company's assets by geographical location:

As at,	March 31, 2021	December 31, 2020
Total current assets
Canada	$8,219,692	$11,673,425
Guyana	459,669	518,786
	$8,679,361	$12,192,211
Total non-current assets
Canada	$-	$-
Guyana	29,893,762	26,984,302
	$29,893,762	$26,984,302
Total Identifiable assets
Canada	$8,219,692	$11,673,425
Guyana	30,353,431	27,503,088
	$38,573,123	$39,176,513

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

 16. Commitments and contingencies

Contractual obligations

The Company has entered into agreements for service contracts. As at March 31, 2021, the future minimum consultancy commitments and contract commitments over the next five years are as follows:

Contractual
Obligations
2021	$7,821,000

The Company has entered into contracts for Pore Study, Modeling, 3D Reprocessing, and long lead items over the Corentyne, Demerara, and Berbice Blocks, and the Berbice Deepwater Port to complete its requirement under the Corentyne and Demerara PPLs and agreements for a road construction, road and bridge construction supervision and laydown design for the Wharf Project. As at March 31, 2021, aggregate minimum future obligation still outstanding under these agreements is $7,821,000, of which the Company's share of these costs is $4,996,000, with the remainder to be collected from its farm-in partner. All these amounts are expected to be paid in 2021. See also Note 17.

Contingencies

As at March 31, 2021, the Company is party to three (December 31, 2020 - three) separate written management agreements with certain senior officers of the Company. The three contracts currently require a total payment of up to $2,071,000 (December 31, 2020 -$2,056,000) be made upon the occurrence of certain events such as termination and change in control. As the likelihood of these events taking place was not determinable as at March 31, 2021, the contingent payments have not been reflected in these unaudited condensed interim consolidated financial statements.

17. Subsequent Events

On April 23, 2021, the Company filed its Defence and Counterclaim (along with supporting factual, witness and expert evidence) in the Arbitration against Prospector at the International Chamber of Commerce for $26,083,000, plus interest and costs, for damages it claims to have suffered. The contingent gains, if any, are not recorded as at March 31, 2021 or and December 31, 2020 as the outcome of these proceedings is still unknown and there can be no assurances that the Company will be successful in its lawsuit or that it will be able to collect any damages that it may be awarded.

Subsequent to March 31, 2021, the Company executed multiple contracts related to Corentyne Kawa-1, Demerara Makarapan-1 and for the GCIE deep water port project. The aggregate minimum contractual obligations of these agreements signed subsequent to March 31, 2021 is $29,599,000, of which the Company's share of these costs is $18,101,000, with the remainder to be collected from its farm-in partner. All these amounts are expected to be paid in 2021. One of the agreements entered into subsequent to March 31, 2021, was executed on April 21, 2021, between CGX Resources and Maersk Drilling Holdings Singapore Pte. Ltd., a subsidiary of The Drilling Company of 1972 A/S, for the provision of a semi- submersible drilling unit, the Maersk Discoverer (the "Drilling Contract"), and associated services to drill the Kawa-1 well under the Corentyne PA. In conjunction with the Drilling Contract, Frontera entered into a separate Deed of Guarantee (the "Deed") with Maersk on April 30, 2021 for certain obligations in connection with the day rates under the Drilling Contract on behalf of CGX Resources, up to a maximum of $25 million subject to a sliding scale mechanism in connection with payments made under the Drilling Contract. The Company and Frontera entered into an agreement pursuant to which all amounts drawn under the Deed that are attributed to CGX Resources' share of the Joint Venture costs, shall be guaranteed by the Company.

CGX Energy Inc. Notes to the Unaudited Condensed Interim Consolidated Financial Statements - (US$'s) For the Three Month Periods Ended March 31, 2021 and 2020

17. Subsequent Events (continued)

On April 16, 2021, the Company and Frontera entered into a non-binding term sheet for a $19 million loan to cover certain budgeted costs as agreed to by Frontera (the "Loan"). The Loan will be a non-revolving term facility, that may be draw down until the earlier of October 31, 2021 or the date on which CGX (or its subsidiaries) enters into a binding transaction that provides funds to repay the amounts outstanding under the Loan. The Loan, together with all interest accrued, will be due and payable on June 30, 2022, or such later date as determined by Frontera, at its sole discretion. Interest payable on the principal amount outstanding will accrue at a rate of 9.7% per annum payable monthly in cash, with interest on overdue interest. If the Loan is extended by Frontera past June 30, 2022, at its sole discretion, the new interest rate will be 15% per annum. The Loan will be secured by all of the assets of the Company. The Loan agreement will also include a standby fee of 2% multiplied by the daily average amount of unused commitment under the Loan payable quarterly in arrears during the drawdown period.

Frontera in its sole discretion, may elect to convert all or a portion of the principal amount of the Loan outstanding into common shares of the Company at a conversion price per common share equal to US$0.712 (being the U.S. dollar equivalent of the C$0.89 closing price of the common shares on the TSXV prior to the announcement of the Loan), or any higher amount as required by the TSXV, at any time (A) after July 15, 2021 and on or before February 15, 2022, in certain circumstances, on the condition that Frontera first notifies CGX in writing of its decision to exercise its conversion right, and CGX either (i) fails to notify Frontera, within fifteen calendar days following delivery of the Frontera notice, that it will repay all amounts outstanding under the Loan in cash or (ii) fails to so repay all amounts outstanding under the Loan within fifteen calendar days following CGX's timely notice of its intent to repay the Loan, or (B) after February 15, 2022, on the delivery of a conversion notice by Frontera if CGX Resources has as of July 15, 2021 entered into a binding transaction (which closing is subject to government approval only) that will provide it with funds to repay outstanding amounts under the Loan. The maximum number of common shares which may be acquired by Frontera upon the conversion of the Loan is 26,685,393 common shares. The Loan is subject to execution of a definitive agreement between CGX and Frontera, and all regulatory approvals required, including the TSXV.